EXHIBIT 10.1

2008 Executive Bonus Plan

This plan document outlines the 2008 InfoSpace Executive Bonus Plan (“the Plan”).

PLAN OBJECTIVES

•	Align the compensation of executive management to key financial drivers.

•	Provide variable pay opportunities and targeted total cash compensation that is competitive within our labor markets.

•	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

•	Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE DATE

The Plan is effective on January 1, 2008. However, the Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

PARTICIPATION ELIGIBILITY, PERFORMANCE PERIODS, AND PAYMENT TIMING

The positions eligible for the Plan for 2008 are listed below, along with the period for performance measurement and the timing of bonus payments:

Title	Performance Period	Payment Timing
Chairman & CEO	Quarterly	Annual
Chief Marketing Officer	Quarterly	Quarterly
Chief Financial Officer and Treasurer	Quarterly	Semiannual
Chief Technology Officer	Quarterly	Quarterly
General Counsel and Secretary	Quarterly	Semiannual
Chief Accounting Officer	Quarterly	Semiannual

If the executive leadership team changes composition, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee.

BONUS TARGETS

The participant’s annual bonus target will be between 30% and 100% of annual base salary. The participant’s individual bonus target will be determined at the Compensation Committee’s discretion based on a combination of factors including current-year operating plan challenges and risks, market pay competitiveness, and the past performance of the incumbent. The bonus target will also be set in accordance with the participant’s employment agreement.

PLAN DESIGN

The Plan will have the following financial bonus components with the associated weightings, measurement periods, payment scales, and bonus achievement percentages:

Bonus Component	Weighting	Measurement Period	Executive Bonus Payment Scale	Bonus Achievement Percentage
Revenue	50%	Quarterly	Financial Performance	0% - 150%
Adjusted EBITDA	50%	Quarterly	Financial Performance	0% - 150%

2008 Executive Bonus Plan

Revenue and EBITDA Financial Targets

“Revenue” will be the total consolidated revenue that is reported externally by InfoSpace, Inc. “Adjusted EBITDA” will be earnings before income, taxes, depreciation, and amortization, adjusted for non-recurring, non-operational and transitional cost items. Both Revenue and Adjusted EBITDA targets will match the 2008 operating plan targets approved by the Board of Directors.

Revenue and EBITDA Bonuses

For 2008, the Executive Bonus Payment Scale below will be used to calculate the Revenue and Adjusted EBITDA bonuses on a quarterly basis.

Executive Bonus Payment Scale

Performance Level	Revenue or Adjusted EBITDA Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% - 89%	0%
Threshold	90% - 94%	75%
	95% - 99%	85% - 97%
Target	100% - 114%	100% - 114%
Acceleration	115%	120%
	116% - 145%	121% - 150%
Maximum	> 145%	150%

•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 89.1%, it will be rounded up to 90%.

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Performance Thresholds. There will be no payout for the revenue or EBITDA component if the financial target is not at least 90% achieved. However, if the threshold for one financial target is not achieved, a bonus may still be earned on the other financial component, provided performance for that measure exceeds the 90% threshold.

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95% - 99% Performance Deceleration. For each 1% decrease in performance in this range, the bonus achievement will be decreased by 3%. For example, 96% performance represents -4% from the target. The bonus achievement would then be 3 x -4% = -12%, or 88%.

•	Acceleration. For each whole percentage point of performance that exceeds 115% of target, the bonus achievement percentage will be 5% above the performance percentage, up to a maximum of 150%.

Financial bonus amounts will be calculated and accrued on a quarterly basis, but actual bonus payments will be made in accordance with the payment timing listed by position on page one.

Individual Performance: MBO Achievement

Executives must achieve individual performance objectives (MBOs) to receive full bonus payments. Each executive will have 3-5 MBOs tied to bonus eligibility. MBOs will be prepared semiannually, and the Compensation Committee will review and approve the MBOs for each executive.

•	If an executive does not achieve at least 50% of his or her written MBOs, he or she will not earn a bonus payment for the period.

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If an executive achieves more than 50%, but less than 100% of the written MBOs, the CEO may reduce the financial bonus payout accordingly. The CEO has discretion to reduce the bonus by 5%-50% to reflect his assessment of the individual’s performance shortfall.

2008 Executive Bonus Plan

EMPLOYMENT REQUIREMENTS

In order to be eligible for a bonus payment under the Plan, and for a bonus to be considered to be earned under the Plan, participants must be employed for the entire performance period.

If an executive resigns on good terms, exercises termination for good reason, or takes an approved leave of absence during the performance period, the CEO has the discretion to recommend to the Compensation Committee to pay a partial bonus if the executive worked a significant portion of a performance period and achieved the majority of the MBOs, subject to the terms of any written employment agreement.

For executives who join the company after the beginning of a performance period but before the last 60 days of it, he or she may be eligible for prorated participation at the sole discretion of the CEO.

APPROVAL

All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has complete discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.